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FOR IMMEDIATE RELEASE
                                                          ----------------------
                                                             Maxcor Financial
                                                          ----------------------


                 MAXCOR AND EURO BROKERS ANNOUNCE ACQUISITION OF
               TRADESOFT TECHNOLOGIES TO EXPAND ELECTRONIC TRADING
                                   OFFERINGS


         (New York, New York - August 14, 2000) - Maxcor Financial Group Inc. (Nasdaq: MAXF) today announced that it has acquired the privately-held Tradesoft Technologies, Inc. for a combination of cash and common stock of Maxcor valued at approximately $2.6 million. Tradesoft is a B2B e-commerce technology provider of electronic trading platforms to interdealer brokers and large financial institutions. In conjunction with Maxcor's various Euro Brokers interdealer brokerage operations, Tradesoft has developed what is believed to be the leading electronic alternative trading system (ATS) for trading emerging market debt, with users comprised of some of the largest financial institutions in the world.

         "We are delighted with the technology and expertise Tradesoft has demonstrated in launching our emerging markets electronic trading system," said Gilbert Scharf, Maxcor's President and Chief Executive Officer. "By integrating their technology seamlessly into our existing back office and screen systems, Tradesoft is revolutionizing the way we deliver brokerage services and helping us fulfill our strategy of also becoming a financial services information and technology provider. We believe this transformation can be extended to our other brokerage operations, as well as new products, to grow our electronic trading presence rapidly on a worldwide basis."

         The acquisition will accelerate Maxcor's ability to offer its global customer base the benefits of a fully electronic trading alternative across a wider range of products, with automation of order entry, price distribution, continuous order matching and straight through processing. The emerging market debt trading system represents the first of a number of markets, including additional Euro Brokers businesses, that Maxcor intends to automate. Maxcor also expects the technology improvements associated with its new electronic trading systems to provide significant opportunities for improving and strengthening its core voice brokerage operations.

         "Technology will be the linchpin of our business going forward, and this combination unites the leadership position of Euro Brokers with the best technology available in this market," said Michael Pins, President of Maxcor's broker-dealer subsidiary. "Our largest customers have already embraced Tradesoft's trading system for its superior functionality and ease-of-use, as well as for its anonymity, stability and robust performance."

         Dan White, Tradesoft's Chief Technology Officer, stated that "the skills and businesses of Tradesoft and Maxcor are a perfect match. Maxcor brings to the table existing order flow, extensive customer relationships and a proven name in its Euro Brokers business units. Euro Brokers' expertise and presence in so many markets, in association with Tradesoft's experience with electronic brokerage systems, will leverage Tradesoft's ability to forge alliances with other intermediaries, trading companies and financial institutions and extend our e-commerce initiatives to new markets and new customers."


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         Maxcor Financial Group Inc. (www.maxf.com), through its various Euro
Brokers entities, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and currency derivatives, emerging market products, cash deposits and other money market instruments, repurchase agreements, corporate bonds and other fixed income securities and certain energy products (including electricity, physical emissions, bandwidth and coal). Maxcor Financial Inc. is the Company's U.S. registered broker-dealer subsidiary and Maxcor Financial Asset Management Inc. is the Company's SEC registered investment adviser subsidiary. The Company employs approximately 570 persons and maintains principal offices in New York, London, and Tokyo, with other offices in Stamford (CT), York (PA), Vancouver (WA), Geneva and Mexico City.

         Tradesoft Technologies, Inc. (www.tradesoft.com) is a leading B2B e-commerce technology provider to financial intermediaries and large financial institutions. Tradesoft specializes in the design and development of electronic brokerage systems, straight through processing facilities and continuous order matching engine technology. Tradesoft was founded in 1997 and has offices in New York and Parsippany (NJ).

Contacts:         Maxcor Financial Group Inc., New York
                  Keith Reihl, (212) 748-7000

                  Tradesoft Technologies, Inc., New York
                  Ian Doull, (212) 748-2615



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This release contains certain "forward-looking" statements made pursuant to the
"safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, the Company has identified these forward-looking statements by words such as "believes," "anticipates," "intends," "expects" and similar phrases. Such forward-looking statements, which describe the Company's current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond the control of the Company. Actual results or performance could differ materially from that expected by the Company. Uncertainties include factors such as market and economic conditions, the success of technology development and deployment, the status of relationships with employees, customers and clearing firms, possible third-party litigations or other unanticipated contingencies, the actions of competitors, and government regulatory changes. Reference is made to the "Cautionary Statements" section of the Company's 1999 Annual Report on Form 10-K and to the Company's subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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